Exhibit 99.1

DCP MIDSTREAM ANNOUNCES APPOINTMENT OF NEW DIRECTORS
TO DCP MIDSTREAM AND TO ITS GENERAL PARTNER

DENVER — March 2, 2017 (GLOBE NEWSWIRE) – DCP Midstream, LP (NYSE: DCP) today announced that in connection with the completion of the combination of Enbridge Inc. (TSX, NYSE: ENB) (Enbridge) and Spectra Energy Corp. on February 27, 2017, the following changes were made to the Boards of Directors of DCP’s general partner, DCP Midstream GP, LLC (the General Partner) and to DCP Midstream, LLC, the owner of the General Partner.

Al Monaco, President and Chief Executive Officer of Enbridge, and Bill Yardley, Executive Vice President and President, Gas Transmission and Midstream of Enbridge, will assume the roles of directors of DCP Midstream, LLC. Greg Ebel and Pat Reddy have resigned from their roles as directors of DCP Midstream, LLC.

Vern Yu, Enbridge Executive Vice President and Chief Development Officer has been appointed to the Board of Directors of the General Partner of DCP as a representative of Enbridge and Guy Buckley has resigned from his role as a member of the Board of Directors of the General Partner.

“I’d like to welcome Al, Bill, and Vern to our boards. We are looking forward to their leadership and contributions. I also want to thank Greg, Pat and Guy for their support of DCP in our evolution to become the largest natural gas processor and NGL producer in the country. These leaders have been steadfast advocates of our DCP 2020 strategy as we continue to successfully execute on our commitments," said Wouter van Kempen, Chairman, President and Chief Executive Officer of DCP.

MEDIA RELATIONS:	Roz Elliott
Phone:	303-605-1707
INVESTOR RELATIONS:	Andrea Attel
Phone:	303-605-1741

ABOUT DCP MIDSTREAM, LP

DCP Midstream, LP (NYSE: DCP) is a midstream master limited partnership, with a diversified portfolio of assets, engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate. DCP owns and operates more than 60 plants and 64,000 miles of natural gas and natural gas liquids pipelines, with operations in 17 states across major producing regions and leads the midstream segment as the largest natural gas liquids producer, the largest natural gas processor and one of the largest marketers in the U.S. Denver, Colorado based DCP is managed by its general partner, DCP Midstream GP, LP, which is managed by its general partner, DCP Midstream GP, LLC, which is 100% owned by DCP Midstream, LLC. DCP Midstream, LLC is a joint venture between Phillips 66 and Enbridge. For more information, visit the DCP Midstream, LP website at www.dcpmidstream.com.

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